Exhibit 10

HILLENBRAND INDUSTRIES, INC.
(the “Company”)

CORPORATE GOVERNANCE STANDARDS
FOR
BOARD OF DIRECTORS

(As approved by Board of Directors on February 10, 2006)

The following corporate governance standards established by the Board of Directors provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its shareholders and other constituencies. The Company’s business is managed under the direction of the Board, but the conduct of the Company’s business has been delegated by the Board to the Company’s senior management team.

1. The Board will consider all major decisions of the Company. However, the Board has established the following standing Committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: Audit Committee, Nominating/Corporate Governance Committee, Compensation and Management Development Committee and Finance Committee. Each standing Committee has a specific written charter that has been approved by the Board.

2. At all times, at least a majority of the directors of the Company shall be independent, as determined pursuant to numbered paragraph 3 below.

3. The Board, after receiving a recommendation from the Nominating/Corporate Governance Committee, must determine annually, based on a consideration of all relevant facts and circumstances, whether each director is independent. A director does not qualify as independent unless the Board has affirmatively determined that the director has no material relationship with the Company1 (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In assessing the materiality of a director’s relationship with the Company and each director’s independence, the Board shall consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation and shall consider whether the relationship represents a potential conflict of interest or otherwise interferes with the director’s exercise of his or her independent judgment from management and the Company. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In assessing a director’s independence, the Board shall also consider the director’s ownership, or affiliation with the owner, of less than a controlling amount of voting securities of the Company. The basis for the Board’s determination that a relationship is not material shall be disclosed in the Company’s annual proxy statement.

Further, the Board cannot conclude that a director is independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member[2] of the director is, or has been within the last three years, an executive officer of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

•	(A) The director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Board need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this provision, but the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. In addition, the Board must consider the materiality of any such relationship in making its determination of independence.

•	A director who owns, or is affiliated with the owner, of a controlling amount of voting stock of the Company may not be considered independent.

The disqualification of one director from being independent pursuant to these provisions shall not automatically disqualify any other director on the Board who is an immediate family member of such disqualified director but the disqualification of an immediate family member shall be one of the facts and circumstances considered by the Board in assessing such other director’s independence.

Moreover, the Board discourages the following types of transactions with or on behalf of non-officer directors:

•	the making of substantial charitable contributions to any organization in which a director is affiliated;

•	the entering into of consulting contracts with (or providing other indirect forms of compensation to) directors; or

•	the entering into of other compensatory arrangements with directors that may raise questions about their independence.

4. The Audit Committee, the Nominating/Corporate Governance Committee and the Compensation and Management Development Committee of the Board will consist entirely of independent directors.

5. Each member of the Board will act in accordance with the criteria for selection and discharge the responsibilities set forth in the Position Specifications3 for a director of the Company.

6. In addition to evaluations to be performed by the Compensation and Management Development Committee, the Board will evaluate the performance of the Company’s Chief Executive Officer and certain other senior management positions at least annually in meetings of independent directors that are not attended by the Chief Executive Officer. As a general rule, the Chief Executive Officer should not also hold the position of Chairman of the Board. However, if, with the Board’s approval, the Chief Executive Officer also holds the position of Chairman of the Board, the Board will elect a non-executive Vice Chairman (or a non-executive director who is the Lead Director). The Vice Chairman or Lead Director will preside at meetings to evaluate the performance of the Chief Executive Officer.

7. Every year the Board will engage management in a discussion of the Company’s strategic direction and, based on that discussion, set the Company’s strategic direction and review and approve a three-year strategic framework and a one-year business plan.

8. On an ongoing basis during each year, the Board will monitor the Company’s performance against its annual business plan and against the performance of its peers. In this connection, the Board will assess the impact of emerging political, regulatory and economic trends and developments on the Company. The Board will hold periodic meetings devoted primarily to the review of the Company’s strategic plan and business plan and its performance against them.

9. The Nominating/Corporate Governance Committee will annually assess the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various Committees, including a review of the mix of skills, core competencies and qualifications (including independence under applicable standards) of members of the Board and its various committees, which should reflect expertise in one or more of the following areas: accounting and finance, healthcare, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In order to make these assessments, the Nominating/Corporate Governance Committee shall solicit annually the opinions of each director regarding the foregoing matters. The Nominating/Corporate Governance Committee shall present its findings and recommendations to the Board of Directors for appropriate corrective action by the Board. Ineffective directors shall be replaced as promptly as practicable and inefficient Committees of the Board shall be restructured or eliminated promptly.

10. Directors are expected to own shares of common stock of the Company. The Board of Directors may from time to time adopt, revise or terminate director stock ownership guidelines. Specifically, any non-employee director who from and after October 1, 2003 is awarded restricted shares of the Company’s common stock or restricted stock units (otherwise known as deferred stock awards) with respect to shares of the Company’s common stock shall be required to hold any vested shares of the Company’s common stock under such awards until at least the six month anniversary from the date such director ceases to be a director of the Company.

Directors are encouraged to limit the number of directorships that they hold in public companies so that they can devote sufficient time to the discharge of their responsibilities to each public company for which they serve as a director, including the Company. The Nominating/Corporate Governance Committee shall make recommendations to the Board regarding the membership of the several Board committees and the chairs of such committees. The members of the several Board committees shall be elected by the Board, after consideration of the recommendation of the Nominating/Corporate Governance Committee, at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless the Chair of any Committee is elected by the Board, after consideration of the recommendation of the Nominating/Corporate Governance Committee, the members of the Committee may designate a Chair by majority vote of the Committee membership. The several Committee Chairs will periodically report the Committee’s findings and conclusions to the Board. When any director intends to become a director of another board of directors, that director shall provide advance notice to the Chairman of the Board and the Secretary. Upon termination of or significant change in a member of the Board’s principal employment or acceptance of a position as a director on a public company board that results in a director serving on more than four more public company boards he or she shall notify the Chairman of the Board and tender his or her resignation from the Board, which may be rejected by the Board if the change in status is satisfactory and the Board believes that the director will continue to be a valuable contributor to the Board. No more than half the members of the Board may be over seventy years of age.

11. Succession planning and management development will be reviewed annually by the Chief Executive Officer with the Board. The Board will review at least annually the succession plan for the Company’s Chief Executive Officer.

12. All executive officers and designated members of management are expected to own shares of the Company’s common stock. Specifically, the Chief Executive Officer of the Company, his or her executive officer or Grade Level V Employee direct reports, each of their direct reports who are officers or Grade Level V Employees of the Company or any of its subsidiaries, and all other Grade V level employees of the Company or any of its subsidiaries from and after the later to occur of (i) February 13, 2006 or (ii) the date on which any such individual first became an officer or Grade Level V Employee of the Company or any of its subsidiaries (“Start Date”) shall be required to hold shares of the Company’s common stock or equivalents described below at the following levels (“Required Ownership Level”):

Required Ownership Level
(Expressed as Base Annual
Position	Salary Multiple)
Company Chief Executive Officer (“CEO”)	4 x Base Annual Salary

CEO Executive Officer Direct Reports who are Officers or Grade Level V Employees	2 x Base Annual Salary

Officer or Grade V Level Direct Reports of CEO Executive Officer or Grade Level V Direct Reports	1 x Base Annual Salary

Other Grade V level Employees	0.75 x Base Annual Salary

Shares owned outright (including vested deferred shares) and restricted stock units (otherwise known as deferred stock awards under the Company’s Stock Incentive Plan (“RSUs”)) with respect to shares of the Company’s common stock (whether vested or unvested) will count as share equivalents towards the Required Ownership Level. The Required Ownership Level must be achieved within five years from the Start Date.

Failure to achieve or maintain the Required Ownership Level may result in (i) the applicable individual being required to hold all after tax vested RSU’s and shares acquired upon exercise of stock options or (ii) suspension of future restricted stock or RSU grants until the Required Ownership Level is achieved. The Compensation and Management Development Committee (or its designee) may make exceptions, in its (his or her) sole discretion, in the event of disability or great financial hardship.

13. Shareholders of the Company will be given an opportunity to vote on the adoption of all equity-compensation plans and any material revisions to such plans. Brokers may not vote a customer’s shares on any equity compensation plan unless the broker has received that customer’s instructions to do so.

14. Subject to limited exceptions permitted by law, the Company will not directly or indirectly grant loans to executive officers or directors of the Company that are not available to outsiders.

15. Stock options will not be repriced, that is, the exercise price for options will not be lowered even if the current fair market value of the underlying shares is below their exercise price.

16. Analyses and empirical data that are important to the directors’ understanding of the business to be conducted at a meeting of the Board or any Committee will be distributed, to the extent practicable, in writing to all members in advance of the meeting. Management will make every reasonable effort to assure that this material is both concise and in sufficient detail to provide a reasonable basis upon which directors may make an informed business decision. In many cases, significant items requiring Board or Committee approval may be reviewed in one or more meetings, with the intervening time being used for clarification and discussion of relevant issues. Outside directors shall be encouraged to provide input into the development of Board and Committee meeting agenda.

17. Directors shall have complete access to the Company’s management. It is assumed that directors will exercise reasonable judgment to assure that contact of this sort is not distracting to the business operations of the Company and that any such contact, if in writing, will be copied to the Chief Executive Officer and the Chairman of the Board. Furthermore, the Board encourages the Chief Executive Officer to bring managers into Board meetings from time to time who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent potential members of future senior management that the Chief Executive Officer believes should be given exposure to the Board.

18. The Nominating/Corporate Governance Committee shall assess, at least annually, the adequacy and suitability of the compensation package for members of the Company’s Board of Directors in relation to competitive market and sound corporate governance practices. The Chief Executive Officer or other members of the senior management team or other persons appointed by the Nominating/Corporate Governance Committee shall report to the Nominating/Corporate Governance Committee once a year regarding the adequacy and suitability of the Company’s Board compensation package in relation to other comparable U.S. companies. Changes in Board compensation, if any, should be suggested by the Nominating/Corporate Governance Committee and approved only after a full discussion among the members of the Board.

19. While the Board, with the recommendation of the Nominating/Corporate Governance Committee, will review from time to time the compensatory arrangements with the Company’s non-officer, non-employee directors, the Board believes that the form and amount of the Company’s current compensatory arrangements with its non-officer, non-employee directors summarized below are both customary and appropriate:

•	Directors shall receive an annual retainer of $25,000 for their service as directors, together with a $3,500 fee for each Board meeting attended. The Chairman of the Board of Director’s annual retainer shall, however, be $150,000.

•	For any Board meeting lasting longer than one day, each Director who attends will receive $1,000 for each additional day.

•	Directors who attend a Board meeting or standing committee meeting by telephone will receive fifty percent (50%) of the usual meeting fee.

•	Each Director who is a member of the Nominating/Corporate Governance, Finance, Audit or Compensation and Management Development Committee receives a fee of $1,500 for each committee meeting attended.

•	The Chairmen of the Audit, Compensation and Management Development, Nominating/Corporate Governance and Finance Committees shall receive an additional $10,000, $8,000, $7,000 and $5,000 annual retainer, respectively.

•	Directors who attend meetings of committees of which they are not members shall receive no fees for their attendance.

•	Notwithstanding the foregoing, for any meeting of an ad hoc committee or team of the Board that requires attendance in person or by telephone, the Directors who attend shall each receive a meeting fee of $1,500, except when such meetings occur before, during or after a meeting of the Board or a standing committee of the Board that also is attended by such Directors.

•	Board and committee retainers shall be paid in quarterly installments and the meeting fees shall be paid following the meeting.

•	Each Director shall be reimbursed for expenses incurred as a result of attendance at Board or committee meetings.

•	Each Director shall be awarded on the first trading day following the close of each annual meeting of the Company’s shareholders 1,800 restricted stock units (otherwise known as deferred stock awards) under the Corporation’s Stock Incentive Plan in lieu of the stock option grant contemplated by Section 12 of the Corporation’s Stock Incentive Plan. Vesting for such restricted stock units will occur on the later to occur of one year and one day from the date of the grant or the six month anniversary of the date that the applicable Director ceases to be a member of the Board of Directors of the Corporation. In the case of the Chairman of the Board of Directors, his or her annual grant of restricted stock units shall be 3,500.

20. The Board is responsible for the enactment and approval of changes in the Company’s Code of Business Conduct and Ethics (“Policy Statement”). The Board’s Audit Committee has responsibility for the oversight of the implementation and administration of the Policy Statement, the review and assessment at least annually of the effectiveness of the Policy Statement and the recommendation to the Board of suggested changes in the Policy Statement.

21. The Board will consider from time to time its optimum size and will increase or decrease from time to time, as appropriate, the number of its members.

22. Proposed agendas for each regularly scheduled Board meeting shall be developed by the Chairman of the Board, Chief Executive Officer and Secretary, revised, as appropriate after joint review by those individuals together with the Chairs of each Board committee, and revised again, as appropriate after review by each member of the Board. Likewise, proposed agendas for each regularly scheduled Board committee meeting shall be developed by the Chair of the applicable Board committee, management liaison and Secretary, revised, as appropriate after joint review by those individuals together with the Chairman of the Board and Chairs of each other Board committee, and revised again, as appropriate after review by each member of the Board.

23. The Board is committed to the continuing orientation and training of new and incumbent directors at the Board and Committee levels.

24. Any related party transactions between the Company or any of its subsidiaries and any director or executive officer of the Company shall be reviewed and preapproved by the Nominating/Corporate Governance Committee.

25. The non-management directors regularly shall conduct executive sessions without participation by any employees of the Company. The Chairman of the Board, or, in his or her absence, the Vice Chairman of the Board, shall preside over such executive sessions at each regularly scheduled meeting of the Board of Directors. The Chairman of each of the Nominating/Corporate Governance, Compensation and Management Development and Audit Committees of the Board, or, in his or her absence, the Vice Chairman of each of those committees, shall preside over executive sessions of those committees without participation by any employees of the Company at each regularly scheduled meeting of those committees. The names of the directors who will preside at those regularly scheduled executive sessions shall be publicly disclosed.

26. While the information needed for the Board’s decision making generally will be found within the Company, from time to time the Board may seek legal or other expert advise from sources independent of management. Generally such advice will be sought with the knowledge and concurrence of the Chief Executive Officer. Accordingly, the Board shall have the sole authority to engage, compensate, oversee and terminate external independent consultants, counsel and other advisors as it determines necessary to carry out its responsibilities. The Company shall provide appropriate funding (as determined by each committee) for payment of compensation to advisors engaged by the Board.

27. Likewise, each committee of the Board shall have the sole authority to engage, compensate, oversee and terminate external independent consultants, counsel and other advisors as it determines necessary to carry out its duties, including the resolution of any disagreements between management and the auditor regarding financial reporting. The Company shall provide appropriate funding (as determined by each committee) for payment of compensation to advisors engaged by the committees.

28. These Corporate Governance Standards have been developed and approved by the Board. The Board will review at least annually the practices incorporated into these Corporate Governance Standards by comparing them to the standards identified by leading governance authorities and the evolving needs of the Company and determine whether these Corporate Governance Standards should be updated. These Corporate Governance Standards shall be published on the Company’s website.

1 For purposes of this numbered paragraph 3, all references to the Company include the Company’s subsidiaries.

2 As used in these Corporate Governance Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the three-year lookback provisions described in this numbered paragraph 3, the Board need not consider individuals who are no longer immediate family members of the director as a result of legal separation or divorce, or those who have died or become incapacitated.

3 See Position Specification for Member of Board of Directors of Hillenbrand Industries, Inc.